EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2001-3 Trust

To liquidate its assets and terminate

CUSIP:	80409K203
Symbol:	MJE

FOR IMMEDIATE RELEASE:

January 30, 2007

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), BellSouth Debenture Backed Series 2001-3 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “MJD”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. Settlement of a sale of the securities held by the Trust is expected to occur and a liquidation distribution is expected to be made with respect to the Units of the Trust on or about February 7, 2007.

The Trust Wind Up Event and requirement for termination of the Trust arose after BellSouth Corporation (successor by merger to BellSouth Capital Funding Corporation) withdrew from listing on the New York Stock Exchange (“NYSE”) the securities held by the Trust, which had previously given rise to reporting obligations for BellSouth Corporation under the Securities Exchange Act of 1934 (the “Exchange Act”). BellSouth Corporation subsequently terminated its reporting obligations under the Exchange Act. As a result, the Depositor of the Trust would be unable to meet its Exchange Act reporting obligations in relation to the Trust, which circumstance constitutes a Trust Wind Up Event.

Contact:

    LaSalle Bank National Association                                  Andy Streepey, ABS Trust Services, 312-904-9387